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                                                                    Exhibit 23.1



                               CONSENT OF KPMG LLP

The Board of Directors
divine, inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-41184, 333-52262, and 333-54698) of divine, inc. of our reports dated March 26, 2001, relating to the consolidated balance sheets of divine, inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2000 and the period from May 7, 1999 (inception) through December 31, 1999, and the related consolidated financial statement schedule, which reports appear in the December 31, 2000 annual report on Form 10-K of divine, inc.

/s/ KPMG LLP


Chicago, Illinois
March 30, 2001